Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated August 1, 2023
Relating to Preliminary Prospectus
Dated July 19, 2023
Registration No. 333-271377

PROPRIETARY & STRICTLY CONFIDENTIAL INVESTOR P R E SE N T A TI O N Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated August 1, 2023 Relating to Preliminary Prospectus Dated July 19, 2023 Registration No. 333 - 271377

Disclaimer

Certain statements in this presentation are forward-looking statements about XJet Ltd. (the "Company"). Forward-looking statements generally relate to future events or the Company's future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Uncertainties and risk factors that could affect the Company's future performance and cause results to differ from the forward-looking statements in this presentation include, but are not limited to: risks related to Company's history of net losses and that it may not be able to achieve profitability, that the Company's registered public accounting firm has expressed substantial doubt as to its ability to continue as a going concern in their report, Company's limited growth, fluctuations of operating results from quarter to quarter, Company's need for additional capital to support its business growth, that the Company may not be able to manage its anticipated growth, the long sale cycles to Company's customers, potential consolidations among Company's customers, suppliers and competitors, changes in the Company's product mix which may impact Company's gross margins, declines in the prices of Company's products and in volume of sales, inability to accurately forecast demand for Company's solutions, risks related to slower market adoption, increased competition, risks related to doing business in China, changes in general economic conditions, currency exchange rate fluctuations, failure to meet the Company's customers' price expectations, risks related to the Company's management limited experience managing a public company, and risks related to the fact that we are incorporated in Israel and governed by Israeli law; and other risks and uncertainties set forth in the section entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in Company's prospectus relating to its initial public offering dated April 21, 2021 and in any amendment thereto or any subsequent filings with the Securities and Exchange Commission. Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company does not undertake any duty to update these forward-looking statements.

Free Writing Prospectus Statement

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form F-1, as amended (File No. 333-271377) (including a prospectus, which currently is in preliminary form) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The Registration has not yet become effective. Before you decide to invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov/edgar. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp, 1345 Avenue of the Americas, 27th Floor, New York, NY 10105, ATTN: Syndicate Department, e-mail syndicate@aegiscap.com, (212) 813-1010.

WHO WE ARE Enabling at - scale Additive Manufacturing of high quality, end - use Metal & Ceramic parts across industries

ISSUER: XJet Ltd. OFFERING TYPE: Initial Public Offering ASSUMED PRICE: $4.00 SECURITIES: 1,600,000 Ordinary Shares UNDERWRITERS: Aegis Capital Corp (sole bookrunning manager) USE OF PROCEEDS: Working capital purposes and general corporate purposes, including working capital, operating expenses and capital expenditures Transaction Overview 4

XJET AT A GLANCE

Unique technology for high-resolution Metal and Ceramics Additive Manufacturing at scale

Strong **leadership experience**
- Executive team with vast experience at market-leading players (Stratasys, HP, Kornit-Digital, Orbotech, KLA, Applied Materials)

Over 80 Patents & Applications
- Patented technology utilizing Inkjet, Jetting over 100 million drops per second

Global leading customers
- World renowned leading customers

Top **Quality**
- Accuracy & Fine details
- Complex geometry – freedom of design
- Material density & part properties (same as traditional)

Strong **ESG** benefits
- Safe and free of hazardous loose powders
- Automated and clean working environment
- Material & Energy waste reduction

~100 Employees

Started **2014** (3D Printing)



5 XJET

READY FOR SCALEUP 2014 6 2018 System/Materials/SW/ technology development First generation launch 2019 Focus on ceramics, continued research & development 2023 2022 Metal solution introduction Exceeded $6M Revenue, 78% YoY growth Ready for scaleup

XJET a MUST Have AM Company

1	**Addressable market - substantial growth**	• Total Additive Manufacturing market estimated to reach $73B by 2030 (19% CAGR)[1] • Metal & Ceramics AM market value to grow to $23B by 2030 (21% CAGR)[1] • XJET's mission is to enable at-scale Additive Manufacturing of high-quality, end-use Metal & Ceramic parts
2	**High value applications across industries**	• Industrial: delivering high-performance machinery parts across verticals • Medical: superior AM solution for the growing dental market and medical equipment • Consumer: enabling mass customization of wearables and high fashion
3	**Disruptive, differentiated Technology**	• Top parts quality, fastest scalable production process: Print-Wash-Sinter • ESG is within the core of XJET's DNA with minimal material waste and no hazardous loose powders • Broad technology portfolio with over 80 patents issued and pending
4	**Value validated by customer adoption**	• Work intimately with customers through evaluation, adoption, and scaling • Direct sales in the USA and EMEA combined with a global network of distribution partners • Systems installed globally, in the USA, Europe, and Asia
5	**Recurring Revenue model**	• Land and expand strategy driving scale adoption with leading customers • Every installed system is the beginning of a recurring revenue stream, from proprietary ink, consumables, and maintenance services
6	**World-class team**	• Team of industry veterans, instrumental in developing AM technologies at market pioneers • Leadership with proven track record of scaling high-growth and capital equipment companies • Deep scientific expertise, almost a decade of research work led by a team of top technology experts

(1). Source: Wohlers Report 2022, SmarTech Metal AM report 2023 | Note: CAGRs represent 2022-2030 growth rates

7 XJET

Huge market opportunity across multiple industries Source: Wohlers Report 2022; The World Bank Group, World Development Indicators, 2021 Notes: Charts are illustrative, not drawn to scale AM industry Traditional manufacturing industry ~0.1% $16T Manufacturing of parts and assemblies that drive the global economy. Using traditional technologies such as: • Casting • Injection molding • Machining • Sheet metal Across Industries | Across Markets AM vs total Traditional Manufacturing Industry 2021 8

Source: Wohlers Report 2022, SmarTech Metal AM report 2023, 3dbpm3dpbm Research Report 2021. We address the high growth Metal and Ceramics AM markets 2030E AM - Market Size $72.8bn $23.1bn $3.45bn (21% CAGR) (40% CAGR) 2022 AM - Market Size (19% CAGR) Total AM Market value (Systems, Materials, Services) including Polymer Metal and Ceramics AM Market value Ceramic AM Market value $18.3bn $4.9bn $0.24bn 9

AM Market Opportunity 3,000 Systems sold 2022 $23b Metal & Ceramics 2030* 5,500 tons materials sold 2022 $4.9b Metal and Ceramics 2022 21% CAGR 2022 till 2030 16,550 Systems sales expected 2030 $11b SAM 50% of the market by part size 2022 AM Metal and Ceramics market* 2030 AM Metal and Ceramics market* projections • The only Material Jetting • Metal and Ceramics AM • Industrial, Consumer, Medical • Strong recurring revenue business model * AM Market includes HW, Materials, and Services | Source: SmarTech2023 Metal AM market data update 10

Unique Direct Material Jetting for Metal and Ceramics end-use parts

Nano Particle Jetting (NPJ) - technology enabling digital control of final part quality:

- High-resolution printing
- Jetting extra thin layers <10 microns
- Simultaneous soluble support layers printing


Droplets jetted
Droplets touch hot tray
Liquid evaporates


XJET
XJET

Metal/Ceramics Build material

Soluble Support material

11

XJET

XJet Technology aiming to "Crack the Code" of Manufacturing At Scale

*While **65% of manufacturers** around the world have begun exploring the capabilities of AM technologies **only 18% of such** use the additive manufacturing for end-use parts" (1)*



Superior End-Use parts quality
Industry leading accuracy, surface and material properties with no additional machining

Freedom of design
Unleashing the value of AM with complex functional parts, and complete multi parts assembly production

Fully digital and automated process
24/7, "1-Click" solution
3 automated digital steps vs. up to 11 partially manual steps

Safe and sustainable
No hazardous powders
No use of lasers
Minimal waste

(1) Source: EY, 3D printing Hype or gamechanger?, 2019

12 XJET

200 μm Details and Inner Cavities Enabling unique applications: e.g. Heat exchanger, flow filter, Pharmaceutical labs consumables 3.2 μm Smooth Surface End use products with No machining nor post process NPJ: A new level of End - Use AM parts quality >99.5% Density Bringing the full material properties of traditional manufacturing 50 μm Accuracy E nabling pre - assembled components, high - end industrial parts with No machining 13

3 steps automated process Print - Wash - Sinter • Simple • Efficient • High Volume • Makes Final Parts • Cost Effective • Controlled and secured process Support Removal Only player with fully automated support removal De - binding & Sintering Printing Load cartridge, Start jetting Current Generation Safety & Health Cautions: • Explosive powder • Gas • Clinicals and powder • Manual operations De - powdering Manual (hard to clean) Surface Finish (polishing) Sintering Pre - Process Additive Manufacturing Powder loading / Chamber gas filling De - binding Printing Binder Jetting / Other Support Removal Manual (hard to clean) Machining (to fit the design) Curing 3D Parts Printing of 3 Trial Runs Infiltration Powder based Metal AM process Smart Factory Ready Parts Production in 3 Repeatable Steps 14

Automation & Digitization Easy touch screen system operation Multiple Systems control, Scaleup production Pick and drop any 3D format Automatic placement & Support planning 15

Safe and Simple • No hazardous loose powders • No laser risk • Gas - free process Automation • Automated WASH support removal • No need for powder preparation and recycling • No de - powdering, no support removal Waste and Energy Reduction • Minimal materials waste • Lower sintering Temperature • Weight reduction saving ESG is within the Core of XJet’s DNA Digital Inventory | Localized Manufacturing | Flexible Production Powder Based AM Technologies 16

Variety of Materials materials in a liquid dispersion – packed in easy - to - use cartridges Carmel 1400C Ceramic System SMART Labor - free post process Hands free automatic system for support removal Carmel 1400M Metal System Complete, Digital and Automated Manufacturing Solution 17

Headquarters Distribution partner Planned Distribution Center • Global infrastructure in place • Direct sales team in US and Europe • Expanding the global network of distribution channels • Global service teams are readily deployable Installation site Growing Global Infrastructure and Installed Base 18

Portfolio of unique applications across industries Advanced industrial Wearables and Luxury Dental and Surgical Instruments Metals Advanced Industrial Luxury Goods Surgery Ceramics Industrial Consumer Medical Note: Disguised parts image 19

CASE STUDY: Successful Implementation by Global Leader Customer A : A leading global Ceramics parts manufacturer Investment Thesis • Extend the market - leading traditional capacity • Flexibility in Design, Minimum Quantity, Applications XJet’s Unique Value - Add • Part quality, and accuracy matching traditional • New and unique application capability • Safe and powerless process Business Roadmap • Multiple systems in operation, expansion plan in place • Expanding to additional industrial applications Superefficient Heat Exchanger: • XJet is the only viable solution for such complex geometries production, as a single part • Narrow and complex flow cavities • Cooling effectiveness improved • High thermal stability and resistance * Disguised parts images 20

XJet’s Unique Value - Add • Top quality, complex geometries • Production flexibility and scalability • Sustainability Business Roadmap • First system in a newly established AM department • Alignment of customers’ Sales and business organizations • Plan for ramp - up to multiple locations Customer B : Decision to develop and ramp up Scalable AM manufacturing technology Investment Thesis • Market expansion by new capabilities offering • New customers and applications CASE STUDY: Successful Implementation at Major EU Manufacturer High - end Ceramic wearables EARBUDS • Complex geometry and accuracy requirements are made possible by XJet • Tested by a leading global maker of sound devices • Superior sound quality and experience by XJet materials XJet enables: • Durability • Light weight • Ergonomic design • Biocompatible • Personalized design * Disguised parts images 21

Customer C: Metal AM Manufacturer for High - Value Complex Parts Investment Thesis • Produce parts at scale, quality and accuracy without the need for heavy postprocessing required by other AM technologies XJet’s Unique Value - Add • Final part quality that requires no manual post process • Highest accuracy, complex geometry and surface quality AM • Enable short runs with unmatched economics Business Roadmap • First system for parts qualification • Multiple systems planned upon ramp - up CASE STUDY: Introducing High Quality Metal Parts into new segments Surgical Robotic Arm – tips and tools • Variety of geometries are needed for different surgical tools • Tooling cost is very high with a long lead time XJet enables: • Production at scale of complex part geometries with fine details • Unmatched accuracy and surface finish • Mass customization • Cost efficiency * Disguised parts images 22

CASE STUDY: Successful Implementation - Dental Parts Manufacturer Customer D: Accelerating the creation of a digital dental manufacturing platform in Asia Investment Thesis • Create the first digital - cloud dental manufacturing platform in Asia, offering a whole series of dental products XJet’s Unique Value - Add • Highest surface accuracy and details • Deep technology developed for the dentistry industry – materials, qualifications and applications Business Roadmap • Multiple sites, multi machines deployed • Become a leading supplier and servicer of high - end dental parts • Create a "digital kingdom" for advanced dental product manufacturing XJet’s Solution • Automated and scalable process • Shortest AM production cycle • Unparalleled surface finish • High accuracy with minimal limitation in the geometry * Disguised parts images 23

• Multiple proprietary 3D inks: Ceramics Zirconia and Alumina and Metal 316L (available today) • Additional high - end ink materials in development for revolutionary use cases • Revenues from ink follow commercial release and production series of parts • Effective marketing tool • Strong value proposition and additional revenue stream for part design optimization and mid - scale production services • Every installed system is the beginning of a recurring revenue stream, from proprietary ink, consumables, maintenance services, and equipment upgrades to support a full production automated evolution stage Recurring revenue business model Integrated business model of systems and proprietary inks sales can drive significant recurring revenue 24

The World's Most Experienced AM Team Avi Cohen Executive Chairman Dror Danai Chief Business Officer Eduardo Napadensky Ph. D Vice President, Research & Development Udi Bloch Chief Operations Officer Yael Shlomovitz Vice President Human Resources John Kispert Industry Expert Board Member (Now Cypress) Fang Zheng Industry Expert Board Member Hanan Gothait President & Founder Yair Alcobi Chief Executive Officer Orit Tesler Levy Chief Financial Officer • A team of skilled industry veterans, many of whom were instrumental in developing trailblazing inkjet and AM technologies such as HP Scitex, Stratasys (Objet), Orbotech, Scodix, Kornit digital • Strong leadership team with a proven track record of scaling high - growth companies, each with over 20 years of relevant experience Guy Zimmerman Chief Marketing Officer 25

The Takeaways

1	**Addressable market - substantial growth**	From ~$2.5b in 2022 to ~$11b Addressable Market in 2030, representing 21% CAGR [1]
2	**High value applications across industries**	Addressing variety of Industrial, Medical and Consumer applications, leveraging XJet unmatched quality of complex designed parts
3	**Disruptive, differentiated Technology**	The only Metal & Ceramics jetting technology enabling manufacturing at-scale of parts impossible to make with other AM technologies
4	**Value validated by customer adoption**	Validated at industry leading customers in US, Europe and Asia
5	**Recurring Revenue model**	Attractive scalable, Recurring Revenue Business model with complete product solution (System / Materials / SW / Service)
6	**World-class leadership**	Proven track record of scaling high-growth and capital equipment companies

(1). Source: SmarTech 2022, and company analysis

26

XJET

Thank Y o u